Exhibit 10.13

Prepared 12-20-02 THE LA PORTE SAVINGS BANK SPLIT DOLLAR AGREEMENT THIS AGREEMENT is adopted this I day of January 2003, with an effective date of August 1, 2002 (the “Effective Date”), by and between THE LA/PORTE SAVINGS BANK, a state-chartered savings bank located in La Porte, Indiana (the “Company”), and LEE BRADY (the “Executive”). This Agreement shall append the Split Dollar Endorsement entered into on the Effective Date or as subsequently amended, by and between the aforementioned parties. INTRODUCTION To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance Policy on the Executive’s life. The Company will pay life insurance premiums from its general assets. AGREEMENT The Company and the Executive agree as follows: Article 1 General Definitions The following terms shall have the meanings specified: 1.1 “Executive ‘.s Interest” means the rights of the Executive or his transferee under the Policiesas set forth in section 2.2 of this Agreement. 1.2 “Insured” means the Executive. 1.3 “Insurer” means each life insurance carrier that has a Split Dollar Policy Endorsement attached to this Agreement. 1 4 “Normal Retirement Age” means the Executives 65th birthday 1.5 “Policy” means the specific life insurance Policies issued by the Insurer. 1.6 “Termination of Employment” means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of Executive’s death or due to a Company-approved leave of absence. Article 2 Policy Ownership/Interests 2.1 Company Ownership. The Company is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the

Policies to the extent of each Policy's cash surrender value plus any death benefits remaining after applying those amounts explicitly assigned to the Executive's beneficiary pursuant to Section 2.2 below.

2.2 *Executive's Interest.* The Executive shall have the right to designate the beneficiary of an amount of death proceeds equal to the "Accrual Balance" projected to the Executive's Normal Retirement Age under Schedule A of The La Porte Savings Bank Supplemental Executive Retirement Agreement dated December 31, 2002 between the Company and the Executive, as revised from time to time. The Executive shall also have the right to elect and change settlement options that may be permitted. However, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policies with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive's Termination of Employment.

2.3 *Option to Purchase.* So long as the Executive's Interest is in force and has not lapsed, the Company shall not sell, surrender or transfer ownership of the Policies while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policies for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policies. This provision shall not impair the right of the Company to terminate this Agreement.

Article 3
Premiums

3.1 *Premium Payment.* The Company shall pay any premiums due on the Policies so long as the Company chooses to maintain the Policies in force.

3.2 *Economic Benefit.* The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Internal Revenue Service Notice 2002-8, or any subsequent applicable authority.

3.3 *Imputed Income.* The Company shall impute the economic benefit to the Executive on an annual basis.

Article 4
Assignment

Except as otherwise provided herein, the Executive may assign without consideration all of the Executive's interests in the Policies and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policies, then all of the Executive's interest in the Policies and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policies or in this Agreement.

Article 5 Insurer The Insurers shall be bound only by the terms of the Policies. Any payments the Insurer makes or actions it takes in accordance with the Policies shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement. Article 6 Claims and Review Procedures 6.1 Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows: 6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company’s Human Resource Manager a written claim for the benefits. 6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision, 6.1.3 Notice of Decision, If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (a) The specific reasons for the denial, (b) A reference to the specific provisions of the Plan on which the denial is based, (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, (d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and (e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. 6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company’s Human Resource Manager a written request for review. 6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits. 6,2.3 Considerations on Review, In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, 6.2,4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision. 6,2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (a) The specific reasons for the denial, (b) A reference to the specific provisions of the Plan on which the denial is based, (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a). Articie 7 Amendments and Termination This Agreement may be amended or terminated at any time by the Company. If the Company does amend or terminate this Agreement they must notify the Executive in writing. Additionally, the Company may sell, surrender, exchange, or transfer the Policies purchased under this Agreement at anytime. If the Company decides to sell, surrender, transfer, or exchange the Policies while this Agreement is in effect, the Company will first give the Executive or the Executive’s transferee the option to purchase the Policies for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policies. llowever, unless otherwise agreed to by the Company and the Executive, this Agreement will automatically terminate upon the Executive’s Termination of Employment. Article 8 Miscellaneous 8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary. 8.2 No Guarantee of Employment. This Agreement is not an employment Policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time. 8.3 Applicable Law. The Agreement is intended to satisfy the requirements of 29 C.F.R. Section 2520.104-24 and shall be administered in accordance therewith. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America. 8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company. 8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand. 8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. 8.7 Administration. The Compensation Committee of the Company’s Board of Trustees shall have all powers which are necessary to administer this Agreement, including but not limited to: (a) Interpreting the provisions of this Agreement, in its sole discretion; (b) Establishing and revising the method of accounting for this Agreement; (c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary çr desirable to administer this Agreement. 8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals. IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written. EXECUTIVE: COMPANY: THE LA PORTE SAVINGS BANK Lee Brady By Title